SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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[ ]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 16, 2011

Dear Shareholder:

On behalf of the Board and management, we wish to extend an invitation to you to attend our 2011 annual meeting of shareholders to be held on Thursday, June 16, 2011 at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark L. Lemond
President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 16, 2011

The annual meeting of common shareholders of Shoe Carnival, Inc. (the "Company") will be held at the Company's corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana, on Thursday, June 16, 2011, at 9:00 a.m., C.D.T., for the following purposes:

     (1) To elect two directors to serve until the 2014 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

     (2) To approve, in an advisory (non-binding) vote, the compensation paid to the Company's named executive officers;

     (3) To consider, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to the Company's named executive officers;

     (4) To re-approve the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as Amended;

     (5) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2011; and

     (6) To transact such other business as may properly come before the meeting.

All common shareholders of record at the close of business on April 15, 2011 will be eligible to vote.

It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Common
Shareholders to be held on June 16, 2011

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability on the Internet of our proxy materials related to the annual meeting described above. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly accessible website.

The notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Directors	4
Information Regarding the Board of Directors and Committees
Board Meetings	6
Board Leadership Structure	6
Board Committees	6
Board and Committee Role in Risk Oversight	8
Code of Business Conduct and Ethics	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
Proposal No. 2 Advisory Vote on the Compensation Paid to Our Executives	8
Proposal No. 3 Advisory Vote on the Frequency of Future Shareholder Advisory Votes on the	9
Compensation Paid to Our Executives
Executive and Director Compensation
Compensation Discussion and Analysis	10
Compensation Committee Report	20
Compensation-Related Risk Assessment	20
Summary Compensation Table	22
Grants of Plan-Based Awards	23
Outstanding Equity Awards at Fiscal Year-End	25
Option Exercises and Stock Vested in Fiscal 2010	26
Equity Compensation Plan Information	26
Nonqualified Deferred Compensation	27
Termination and Change-in-Control Arrangements	28
Compensation of Non-Employee Directors	34
Proposal No. 4 Re-Approval of the Shoe Carnival, Inc. 2006 Executive Incentive Compensation	35
Plan, As Amended
Proposal No. 5 Ratification of Our Independent Registered Public Accounting Firm	38
Audit Committee Matters	38
Transactions with Related Persons	39
Principal Shareholders	40
Shareholder Proposals for 2012 Annual Meeting	42
Shareholder Communications	42
Incorporation by Reference	42
Annual Reports	42
Appendix A – Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, As Amended	A-1
Proxy Card

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 16, 2011

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the "Board") of Shoe Carnival, Inc. (the "Company," "we", "us" or "our") for proxies to be voted at our annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Thursday, June 16, 2011, at our corporate headquarters located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 16, 2011.

In accordance with the rules of the Securities and Exchange Commission (the "SEC"), in addition to mailing a full set of the proxy materials to our shareholders, we are also providing access to our proxy materials on a publicly accessible website. Our notice of annual meeting of common shareholders, proxy statement, form of proxy card and annual report to shareholders are available at http://www.shoecarnival.com/Investors/ProxyInformation.aspx.

What proposals will be voted on at the annual meeting?

There are five proposals scheduled to be voted on at the annual meeting:
  To elect two directors to serve until the 2014 annual meeting of shareholders and until their successors are elected and have qualified;

  To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers, as discussed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;

  To consider, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to our named executive officers;

  To re-approve the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as Amended; and

  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.
In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:
  FOR the election of Mr. J. Wayne Weaver and Mr. Gerald W. Schoor as directors (Proposal 1);

  FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);

  For future shareholder advisory votes on the compensation paid to our named executive officers to be held every THREE YEARS (Proposal 3);

  FOR the re-approval of the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as Amended (Proposal 4); and

  FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011 (Proposal 5).
Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 15, 2011, the record date for the meeting. As of April 15, 2011, there were 13,247,847 shares of our common stock outstanding and entitled to vote at the meeting. On all matters, including the election of the directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for the purpose of determining a quorum.

It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called "broker non-votes." Proposal 1, relating to the election of directors, and proposals relating to executive compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposal 1, 2, 3 or 4, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, the directors receiving a plurality of the votes cast "FOR" will be elected. Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposals 2 and 5 will be approved if more shares are voted "FOR" the proposal than "AGAINST." Neither abstentions nor broker non-votes will affect the outcome of this proposal.

For Proposal 3, the voting standard under Indiana law and our By-Laws is that the proposal will be approved if more shares are voted "FOR" than "AGAINST." However, the Board of Directors will consider the frequency receiving the most votes as representing our shareholders' preference on how frequently to hold future shareholder advisory votes on the compensation paid to our named executive officers. Neither abstentions nor broker non-votes will affect the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors.

Proposal 4 will be approved if the proposal receives the affirmative vote of a majority of the votes cast or, in other words, if more shares are voted "FOR" the proposal than the number of shares voted "AGAINST" or "ABSTAIN." Abstentions will have the same effect as a vote against this proposal, but broker non-votes will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in "street name" through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee, which you must follow in order to have your shares voted. If you are a "street name" shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy card but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted "FOR" the election of the nominees listed under Proposal 1, "FOR" Proposals 2, 4 and 5 and for every "THREE YEARS" for Proposal 3. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish final results in a Form 8-K to be filed with the Securities and Exchange Commission within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominee and Director Information

We currently have five directors divided into three classes. Each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

The shareholders will be asked to elect two directors at the annual meeting. J. Wayne Weaver and Gerald W. Schoor have been nominated by the Board, upon the recommendation of the Nominating and Corporate Governance Committee (the "Nominating Committee"), for election as directors for a term to expire at the 2014 annual meeting of shareholders and until their successors are elected and qualified. Mr. Weaver has served as a director since 1988 and Mr. Schoor since 1993.

The Nominating Committee is responsible for approving and recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. It is the Nominating Committee's general view to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his service on the Board.

Set forth below are the current nominees for director as well as our continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominee and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

J. Wayne Weaver, Chairman of the Board

Mr. Weaver presently serves as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. He also serves as the managing member of LC Footwear, LLC, a footwear distributor.

From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. From November 2000 until April 2008, Mr. Weaver also served as a director on the Board of Stein Mart, Inc., a publicly traded chain of off-price retail stores.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2014
Director since: 1988
Age: 76

Gerald W. Schoor

Mr. Schoor presently is a self-employed merchant banker. Prior to January 1997, he was employed as president of Corporate Finance Associates, St. Louis, a financial intermediary, and as executive vice president of National Industrial Services, Inc., an industrial asset management company.

Mr. Schoor's areas of relevant experience include capital markets, banking and corporate finance, insurance and risk management, economic indicators and issues, and government regulation.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2014
Director since: 1993
Age: 76

DIRECTORS CONTINUING IN OFFICE

William E. Bindley

Mr. Bindley presently serves as Chairman of the Board of Bindley Capital Partners, LLC, a private equity investment fund. He also serves as a trustee on the Board of Kite Realty Group Trust, a publicly traded real estate investment trust specializing in retail and commercial properties.

From 1968 until February 2001, Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc., a pharmaceutical wholesale distribution company. From July 1994 until October 2005, he served as chairman of the board for Priority Healthcare Corporation, a publicly traded specialty pharmacy and pharmaceutical distributor, and from July 1994 until May 1997, he also served as its chief executive officer.

Mr. Bindley's areas of relevant experience include capital markets, banking and corporate finance, distribution, strategic planning, insurance and risk management, economic indicators and issues, and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2012
Director since: 1993
Age: 70

Kent A. Kleeberger

Mr. Kleeberger has served as Executive Vice President, Chief Operating Officer of Chico's FAS Inc., a publicly traded specialty apparel retailer, since February 2011.

From November 2007 until January 2011, Mr. Kleeberger served as Executive Vice President, Chief Financial Officer and Treasurer of Chico's FAS Inc. From July 2004 until October 2007, Mr. Kleeberger served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a publicly traded single price-point retailer. From April 1998 until June 2004, he served in various positions with Tween Brands, Inc. (formerly Too, Inc.), a publicly traded apparel retailer, including as executive vice president, chief financial officer, treasurer and secretary.

Mr. Kleeberger's areas of relevant experience include tax, financial reporting, accounting and controls, insurance and risk management, economic indicators and issues, marketing/branding, and government regulation.

Term: Director with term expiring at the annual meeting of shareholders in 2012
Director since: 2003
Age: 59

Mark L. Lemond, President and Chief Executive Officer

Mr. Lemond has served as our President and Chief Executive Officer since September 1996 and has held various managerial and financial positions since joining the Company in 1987.

Mr. Lemond's areas of relevant experience include detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and our brand within the retail industry.

Term: Director with term expiring at the annual meeting of shareholders in 2013
Director since: 1988
Age: 56

The Board recommends a vote FOR the director nominees listed above.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND COMMITTEES

The primary functions of our Board are:
  To oversee management performance on behalf of our shareholders;

  To ensure that the long-term interests of our shareholders are being served; and

  To monitor adherence to and the effectiveness of our internal standards and policies.
Board Meetings

During fiscal 2010, the Board held six meetings. Each director during fiscal 2010 attended at least 75% of the total Board meetings and the meetings of the respective committees on which he served. Directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2010 annual meeting of shareholders, except Mr. Kleeberger.

Board Leadership Structure

The Board has determined at this time that the separation of the offices of Chairman of the Board and President/Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the President/Chief Executive Officer to better focus on his responsibilities of running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are "independent directors" as defined by the listing standards of The NASDAQ Stock Market LLC ("NASDAQ"), and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Bindley, Kleeberger and Schoor. Mr. Schoor has been designated as the Lead Director, and presides at all executive sessions of the non-management directors. Following an executive session, the Lead Director discusses any issues or requested actions to be taken with the President/Chief Executive Officer.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors--Corporate Governance.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See "Board and Committee Role in Risk Oversight." The committee approves all related person transactions, including our relationships with LC Footwear, LLC and PL Footwear, Inc. described under "Transactions with Related Persons – Current Transactions" and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee is comprised of our three non-employee directors: Messrs. Kleeberger (Chair), Bindley and Schoor. The Board and the Audit Committee believe the current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be "independent" directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has also determined that Mr. Kleeberger qualifies as the "audit committee financial expert" as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2010, with three of these meetings being conducted via teleconference.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see "Executive and Director Compensation – Compensation Discussion and Analysis".

The Compensation Committee consists of our three non-employee directors: Messrs. Bindley (Chair), Kleeberger and Schoor. Each of the members is "independent", as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and each is an "Outside Director" as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). During fiscal 2010, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held three meetings during fiscal 2010.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board. As the nominating body of the Board, the committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race and age diversity. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under "Shareholder Proposals for 2012 Annual Meeting."

The Nominating Committee consists of our three non-employee directors: Messrs. Schoor (Chair), Bindley and Kleeberger. Each member is "independent," as such term for nominating committee members is defined in the listing standards of NASDAQ. The Nominating Committee met three times during fiscal 2010.

Board and Committee Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, various committees assist in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face. This is principally accomplished through Audit Committee reports to the Board and summary briefings provided by management. The Audit Committee members, as well as each other director, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics (the "Ethics Code") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Ethics Code is posted on our website at www.shoecarnival.com under Investors--Corporate Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2010 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied, except that Mr. Lemond did not report a gift of 215 shares of our common stock made during June 2010 until April 6, 2011 due to an administrative error.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION PAID TO OUR EXECUTIVES

Section 14A of the Exchange Act, as added by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), enables our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation paid to our Executives (as defined below under "Executive and Director Compensation – Compensation Discussion and Analysis") as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our compensation philosophy seeks to closely align the interests of Executives with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

The Compensation Committee and our Board believe that our fiscal 2010 Executive compensation aligns with our philosophy and corporate performance. An Executive Summary is provided at the beginning of the Compensation Discussion and Analysis section followed by a more detailed discussion of our Executive compensation programs and how they reflect our philosophy and are linked to company performance. We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion, beginning on page 10 of this proxy statement.

We are asking our shareholders to indicate their support for the compensation paid to our Executives as described in this proxy statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we recommend that our shareholders vote "FOR" the following resolution at the annual meeting:

"RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

As an advisory vote, this proposal will not be binding upon us or our Board or Compensation Committee. However, our Board and Compensation Committee value the opinion of our shareholders, and we expect that the Compensation Committee, which is responsible for designing and administering our Executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our Executives.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION PAID TO OUR EXECUTIVES

Section 14A of the Exchange Act also enables our shareholders, beginning with the upcoming annual meeting and not less frequently than once every six years thereafter, to indicate in a separate shareholder advisory vote their preference as to whether future shareholder advisory votes on the compensation paid to our Executives should occur every one, two or three years.

Our Board has determined that an advisory vote on the compensation paid to our Executives that occurs every three years is the most appropriate alternative for the Company, and therefore, our Board recommends that you vote for a three-year interval for the advisory vote on the compensation paid to our Executives.

Our Board believes that a triennial vote is appropriate for the following reasons:
  A triennial approach provides regular input by shareholders, while allowing shareholders to better judge our compensation programs in relation to our long-term performance and avoiding over-emphasis on short-term variations in compensation and business results. This benefits our institutional and other shareholders, who have historically held on to our stock over the long-term.

  A triennial vote will provide our Compensation Committee and our Board sufficient time to thoughtfully evaluate the results of the most recent advisory vote on the compensation paid to our Executives, discuss the implications of the vote with our shareholders and develop and implement any changes to our Executive compensation that may be appropriate in light of the vote.

  A triennial vote will also allow for these changes to our Executive compensation to be in place long enough for shareholders to see and evaluate the effectiveness of these changes.

  The composition and level of compensation paid to executives in the market evolves over multiple years. A triennial approach will allow us to review evolving practices in the market to ensure our compensation programs reflect best practices.
We have in the past been, and will in the future continue to be, engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the advisory vote on the compensation paid to our Executives as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our Executive compensation.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

As an advisory vote, this proposal will not be binding upon the Board or us. We expect that the Board will consider the number of votes cast for each frequency choice when determining how often to hold future shareholder advisory votes on the compensation paid to our Executives. However, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on Executive compensation more or less frequently than the option preferred by our shareholders.

The Board recommends that our shareholders vote to conduct future shareholder advisory votes on the compensation paid to our Executives every THREE YEARS.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We seek to closely align the interests of our Chief Executive Officer, Chief Financial Officer and three additional executive officers named in the Summary Compensation Table (our "Executives") with the interests of our shareholders. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return. Additionally, it is important in the current retail climate that management emphasizes financial stability and liquidity while working to increase our market share through new store growth.

Our Executives’ total compensation is comprised of a mix of base salary, annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards. We believe our management team continues to be driven to a higher level of performance by our pay-for-performance compensation philosophy.

The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating our performance for the purpose of making compensation decisions.

Key Financial Metrics	Fiscal 2010	Fiscal 2009	Fiscal 2008
Net Sales	$739,189	$682,422	$647,572
Comparable Store Sales Increase (Decrease)	8.2%	3.5%	(4.6)%
Gross Profit Percentage	30.0%	28.4%	26.9%
Operating Income	$42,385	$25,130	$8,375
Net Income	$26,821	$15,166	$5,319
Earnings per share, diluted	$2.05	$1.20	$0.43

For fiscal 2010, our consistent, positive quarterly execution enabled us to generate the highest annual comparable store sales and earnings in our history. We recorded comparable store sales gains in each major merchandise category, primarily driven by an increase in the number of footwear units sold. We achieved higher gross profit margins and controlled expenses. These results, along with our financial results from fiscal 2009 and fiscal 2008, are more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for fiscal 2010.

Our strong financial performance, along with the individual performance of our Executives, served as key factors in the resulting annual cash incentives and equity-based compensation earned for fiscal 2010:
  Annual cash incentives – Based on achieving a defined amount of pre-bonus operating income, each Executive could earn a bonus payment pursuant to our 2006 Executive Incentive Compensation Plan. In fiscal 2010, we exceeded our targeted pre-bonus operating income by 44%. This resulted in each Executive earning their maximum percentage of their annual salary.

  Equity-based compensation – We utilize both performance-based and service-based restricted stock awards as our primary forms of equity-based incentive compensation. The performance-based incentive awards granted each year to our Executives since fiscal 2005 vest with the achievement of specified increases in annual earnings per diluted share. In fiscal 2010, we achieved record earnings per diluted share. This resulted in the vesting of a large percentage of the outstanding performance-based equity awards held by our Executives.

We believe our fiscal 2010 Executive compensation aligned well with the objectives of our compensation philosophy and with our performance. The following chart provides a historical perspective on our performance-based annual cash incentive component.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our Executive compensation program. This Compensation Discussion and Analysis is intended to supplement the more detailed information concerning Executive compensation that appears in the tables and the narrative discussion that follows the tables. Our goal is to provide shareholders with a better understanding of our compensation policies and programs and the material decisions made under those policies and programs that affect the compensation payable to our Executives.

Compensation Philosophy and Objectives of the Overall Compensation Program

Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, to be cost-competitive, to treat all employees fairly and to maximize the tax deductibility of employee compensation. All programs have the following characteristics:
  Compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be "at risk" incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

  A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity based compensation in the form of service-based and performance-based restricted stock awards and stock option grants are utilized to provide incentive to Executives to create shareholder value through the attainment of both short and long-term goals.

  Compensation also takes into consideration the value of the job in the marketplace. To retain our highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.
Our Compensation Committee (the "Committee"), along with management, recognizes that the challenges faced by an entrepreneurial and growth-orientated retail organization requires that compensation programs remain flexible to meet the prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is based on the Committee's in-depth knowledge of our operations and the competitive environment in which we operate, along with the accumulated business expertise of the members of the Committee. This process is inherently subjective, but we do not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success.

What the Compensation Program is Designed to Reward

The Committee emphasizes the relationship of compensation to performance. In evaluating the Company's performance and the contribution of the Executives, the Committee generally considers increases in store growth, sales, operating income, net earnings and earnings per share as compared to both the financial plan for the year and prior year performance. The Committee also evaluates free cash flow generated by the Company, management's success in managing merchandise inventories and the impact of prevailing economic conditions. In the current retail climate, management's emphasis on financial stability and liquidity while working to increase our market share through new store growth is important.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.

Annual Cash Incentives

We utilize a performance-based cash incentive program, which is designed to reward the Executives for meeting annual financial goals that will lead to our long-term success. Under our 2006 Executive Incentive Compensation Plan (the "Executive Incentive Compensation Plan"), performance targets may be based on one or more of the following business criteria: annual return to shareholders, net income, net income before nonrecurring items, net sales, operating income, return on assets, return on equity, EPS, EBITDA, or EBITDA before nonrecurring items. Each of the foregoing business criteria may also be calculated before bonus expense.

The Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for achievement of the performance target levels. The Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to attainable comparative store sales increases, merchandise gross margin, new store openings and selling, general and administrative expense levels. These projections attempt to incorporate the known risk factors inherent with the current economic retail climate and present both the challenges and opportunities facing the Company. The parameters under which the program will be administered are established by the Committee, typically within the first 60 days of each fiscal year.

On March 15, 2011, our Board of Directors re-approved the Executive Incentive Compensation Plan and amended it to add additional business criteria including: comparable store sales, average sales per square foot and average sales per square foot for new stores. The Executive Incentive Compensation Plan, as Amended, is subject to re-approval by our shareholders at the annual meeting. See "Proposal No. 4 Re-Approval of the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as Amended" beginning on page 35 for details regarding the re-approval of the plan.

We may also award discretionary cash bonuses to Executives for their work on special projects, for promotions, when the Committee seeks to align compensation levels more closely to market conditions or when the Committee otherwise determines.

Long-Term Equity Based Incentives

We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards that typically vest over time, or upon the achievement of long-term goals, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. This philosophy serves to more closely align the interests of our Executives with the interests of our shareholders.

We currently utilize both performance-based and service-based restricted stock awards as our primary forms of equity based incentive compensation. The vesting of performance-based awards is tied to the attainment of defined increases in earnings per diluted share and rewards each Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. Restricted stock awards with only service-based vesting are utilized on a limited basis as appropriate when retention or recruitment is our primary and immediate objective. These awards are issued pursuant to the terms and conditions of the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan (the "2000 Stock Option Plan").

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

The additional levels of benefits available to the Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. The life insurance and long-term disability programs provide the Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long-term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The nonqualified deferred compensation plan is offered to the Executives due to the federally mandated maximum deferral limitation under our 401(k) plan. The nonqualified deferred compensation plan provides benefits comparable to those which would be available under our 401(k) plan if the federal regulations did not include limits on covered compensation and benefits. Further details on the nonqualified deferred compensation plan can be found under "Non-Equity Based Compensation – Narrative Discussion" on page 27. In addition, we currently offer limited perquisites to each Executive. Details of our perquisites are contained in footnote 4 to the Summary Compensation Table on page 22.

Fiscal 2010 Compensation Decisions

Base Salary

The Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. The Chief Executive Officer provides recommendations to the Committee for the other Executives. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, the Company's overall performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

Salary increases for the Executives have averaged approximately 1.9% annually for the past three years. The fiscal 2010 base salary for each Executive was increased as follows:

	Base Salary
			Percentage
Name	Fiscal 2010	Fiscal 2009	Increase
Mark L. Lemond	$725,000	$703,500	3.1%
Timothy T. Baker	$425,000	$425,000	0.0%
W. Kerry Jackson	$425,000	$400,000	6.3%
Clifton E. Sifford	$440,000	$425,000	3.5%
Kathy A. Yearwood	$175,000	$157,300	11.3%

These increases were made to make each of their respective salaries more competitive and for Messrs. Jackson and Sifford and Ms. Yearwood, to reflect their increasing responsibilities.

Annual Cash Incentives

A portion of the annual cash compensation the Executives could earn for fiscal 2010 consisted of a performance-based bonus payment pursuant to the Executive Incentive Compensation Plan. The Executives could also have been awarded discretionary cash bonuses for their work on special projects, for promotions or as the Committee otherwise determined. For fiscal 2010, the Committee selected our operating income before officer bonus expense ("Operating Income") as the business criteria for all officers included in the plan and established the minimum threshold, target and maximum performance target levels. These targets attempted to incorporate the known risk factors inherent with the current economic retail climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income. These percentages were the same as those used in fiscal 2008. The Committee suspended the Executive Incentive Compensation Plan for fiscal 2009, determining that realistic performance targets could not be set given the economic conditions at that time in the footwear industry and generally.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	60%	100%
Timothy T. Baker	0%	45%	75%
W. Kerry Jackson	0%	45%	75%
Clifton E. Sifford	0%	45%	75%
Kathy A. Yearwood	0%	30%	45%

The minimum threshold for fiscal 2010 was selected as the Operating Income achieved in fiscal 2009, or $26.8 million. If the minimum threshold was met, the Executives would earn an incremental bonus, as a percentage of their base salary, as the fiscal 2010 Operating Income exceeded the threshold level. Upon the achievement of the target Operating Income for fiscal 2010, or $31.4 million, a 17% increase over Operating Income recorded in fiscal 2009, each Executive would earn his or her target bonus. With the achievement of 120% of the target Operating Income, or $37.7 million, a 41% increase over Operating Income recorded in fiscal 2009, each Executive would earn his or her maximum allowable bonus under the Executive Incentive Compensation Plan. Our fiscal 2010 Operating Income was $45.3 million, or 144% of our target Operating Income.

As a result, under the plan, each Executive earned their respective maximum bonus as follows:

Name	Bonus Earned
Mark L. Lemond	$725,000
Timothy T. Baker	$318,750
W. Kerry Jackson	$318,750
Clifton E. Sifford	$330,000
Kathy A. Yearwood	$78,750

On March 15, 2011, the Committee reviewed our financial results and approved the payments as earned under this program. Also during fiscal 2010, the Committee awarded a discretionary bonus of $30,000 to Mr. Jackson and $20,000 to Ms. Yearwood for their work on a special project.

Long-Term Equity Based Incentives

Incentive awards are granted pursuant to the 2000 Stock Option Plan at the discretion of the Committee. The Committee relies in large part on the recommendation of our Chairman and our Chief Executive Officer in determining the number of incentive awards to be granted to Executives. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Committee’s regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

Based on the recommendation of our Chairman and our Chief Executive Officer, in March 2010, the Committee granted an aggregate of 57,500 shares of performance-based restricted stock to the Executives as follows:

Name	Shares Awarded
Mark L. Lemond	18,000
Timothy T. Baker	12,000
W. Kerry Jackson	12,000
Clifton E. Sifford	12,000
Kathy A. Yearwood	3,500

An additional 64,500 shares were granted to other members of management. One-third of these restricted shares vest upon the achievement of annual earnings per diluted share of $1.40, a 17% increase over fiscal 2009 earnings per diluted share; one-third vest upon the achievement of annual earnings per diluted share of $1.61, a 15% increase over the prior tier; and one-third vest upon the achievement of annual earnings per diluted share of $1.85, a 15% increase over the prior tier. The shares were granted such that multiple tranches may vest in a given year. Any restricted shares that remain unvested after six fiscal years will be forfeited. Our Chairman and our Chief Executive Officer based their recommendation for the fiscal 2010 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. Based on our significant improvement in financial performance, all three tiers of this award vested with the achievement of fiscal 2010 diluted earnings per share of $2.05.

No other forms of equity-based compensation were awarded to the Executives during fiscal 2010.

Other Benefits

The other executive benefit programs and perquisites described above under "Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates to Our Compensation Philosophy and Objectives - Other Benefits" were not changed from fiscal 2009, except that Mr. Lemond was allowed limited personal use of Company-provided aircraft. During fiscal 2010, Mr. Lemond used the aircraft 6.5 hours for personal purposes. His use resulted in an incremental cost to us of $22,900.

Fiscal 2011 Executive Compensation Decisions

The Committee met on March 15, 2011 and completed its review and approval of the fiscal 2011 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and objectives and set Executive compensation levels for fiscal 2011 based on this evaluation. This process was consistent with that performed in fiscal 2010.

The Committee established the following with respect to Executive compensation for fiscal 2011:

1.	The base salary for each Executive was set as follows:

		Percentage
Name	Base Salary	Increase
Mark L. Lemond	$775,000	6.9%
Timothy T. Baker	$435,000	2.4%
W. Kerry Jackson	$445,000	4.7%
Clifton E. Sifford	$460,000	4.5%
Kathy A. Yearwood	$192,500	10.0%

These salary increases were made to keep each of their salaries competitive and, in the case of Ms. Yearwood, to reflect her increased responsibilities.

2.	The Committee selected our operating income before officer bonus expense ("Operating Income") as the business criteria for all officers included in the Executive Incentive Compensation Plan and established the minimum threshold, target and maximum performance target levels. These targets attempt to incorporate the known risk factors inherent with the current economic retail climate and present challenges and opportunities facing the Company. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	80%	125%
Timothy T. Baker	0%	60%	100%
W. Kerry Jackson	0%	60%	100%
Clifton E. Sifford	0%	60%	100%
Kathy A. Yearwood	0%	40%	60%

The minimum threshold for fiscal 2011 was selected as 80% of the Operating Income achieved in fiscal 2010, or $36.2 million. In setting the minimum threshold, the Committee considered, among other factors, the record financial results achieved by the Company in fiscal 2010 and the continued uncertainty of the U.S. and global economies. Once the minimum threshold is met, the Executives will earn an incremental bonus, as a percentage of their base salary, as the fiscal 2011 Operating Income exceeds the threshold amount. Upon the achievement of the target Operating Income for fiscal 2011, or $50.4 million, an 11% increase over Operating Income in fiscal 2010, each Executive would earn their target bonus. With the achievement of 120% of the target Operating Income, or $60.5 million, a 33% increase over fiscal 2010 Operating Income, each Executive would earn their maximum allowable bonus under the Executive Incentive Compensation Plan. The Committee, at its March 2012 meeting, will review the Company's financial results against these goals.

3.	Based on the recommendation of our Chairman and our Chief Executive Officer, the Committee granted an aggregate of 66,000 shares of performance-based restricted stock to the Executives as follows:

Name	Shares Awarded
Mark L. Lemond	20,000
Timothy T. Baker	12,000
W. Kerry Jackson	14,000
Clifton E. Sifford	15,000
Kathy A. Yearwood	5,000

An additional 69,000 shares were granted to other members of management. One-third of these restricted shares vest upon the achievement of annual earnings per diluted share of $2.25, a 10% increase over fiscal 2010 earnings per diluted share; one-third vest upon the achievement of annual earnings per diluted share of $2.48, a 10% increase over the prior tier; and one-third vest upon the achievement of annual earnings per diluted share of $2.73, a 10% increase over the prior tier. Multiple tranches of these restricted shares may vest in a given year. Any restricted shares that are unvested after six fiscal years will be forfeited.

Our Chairman and our Chief Executive Officer based their recommendation for the fiscal 2011 restricted stock awards on a total of approximately 1% of our then outstanding shares, with consideration given to the dilutive effect of the proposed grant. Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization. No other forms of equity-based compensation have been awarded to the Executives for fiscal 2011.

4.	The other executive benefit programs and perquisites described above under "Other Benefits" were not changed.

Determination of Compensation Amounts

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive’s individual performance as well as their collective performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Committee believes its obligation is to structure programs that best serve the Company's interests and the interests of our shareholders. The Committee currently consists of three directors, none of whom is a current or former employee and each of whom is deemed independent as defined in the listing standards of NASDAQ.

Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Committee; however, the Committee does not delegate any of its functions to others in setting compensation. The Committee does not currently utilize external consultants in Executive or director compensation matters; however, the Committee does review comparisons to other retailers compiled by management.

It is the Committee’s intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $395 million and less than $2.4 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

The Committee also utilizes a tally sheet to review the total compensation package provided to the Executives for the current and prior three fiscal years. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites. The tally sheet is supplemented by a summary of stock ownership and other equity interests (both vested and unvested) in the Company as well as a summary of accumulated wealth for each Executive derived from the vesting or exercise of equity incentives. The stock ownership and accumulated wealth of the Executives did not influence the Committee's decision on equity-based compensation awards in fiscal 2010.

Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The Committee does not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of increases in shareholder value. In setting total compensation, the Committee applies a consistent approach for all Executives and applies appropriate business judgment in how the standard approach is applied to the facts and circumstances associated with each Executive. Although the Committee reviews compensation data of peer group companies, it does not benchmark the compensation of the Executives utilizing the peer group data. Instead, the Committee only utilizes our peer group data to determine whether the types and amount of Executive compensation are reasonable and competitive in view of the peer group data. The peer group information is compiled by our management and provided to the Committee for its use. Amounts earned by each Executive in fiscal 2010 and, as applicable, fiscal 2008 and fiscal 2009, are detailed in the Summary Compensation Table following this section.

Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $395 Million and Less Than $2.4 Billion
Aeropostale Inc.	Stage Stores, Inc.
Casual Male Retail Group, Inc.	The Buckle, Inc.
Chico’s FAS, Inc.	The Cato Corporation
Christopher & Banks Corp.	The Dress Barn, Inc.
Hibbett Sports, Inc.	The Gymboree Corporation
Hot Topic, Inc.	The Wet Seal, Inc.
Mothers Work, Inc.	Urban Outfitters, Inc.

Footwear Companies
Brown Shoe Company, Inc.	K-Swiss Inc.
Collective Brands, Inc.	Nike, Inc.
Columbia Sportswear Company	Skechers U.S.A., Inc.
Crocs, Inc.	Steven Madden, Ltd.
DSW Inc.	The Finish Line, Inc.
Foot Locker, Inc.	The Timberland Company
Genesco Inc.	Wolverine World Wide, Inc.
Kenneth Cole Productions, Inc.

Termination and Change-in-Control Arrangements

We have entered into an employment and noncompetition agreement with each of our Executives, which specifies various payments to be made to the Executive in the event their employment is terminated. The type and amount of payments vary by Executive and the nature of the termination. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

Mr. Lemond’s employment and noncompetition agreement does not contain a specific change-in-control provision; however, it does contain an assignment clause, which requires any successor company to assume the agreement. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. For our other Executives, their individual employment and noncompetition agreements contain specific types and amounts of payment in the event of a change-in-control.

Further information on termination and change-in-control arrangements is contained under "Termination and Change-in-Control Arrangements," beginning on page 28.

Deductibility of Compensation and Other Related Issues

Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any fiscal year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation." Our Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to the Executives. However, our Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. If a payment or award constitutes deferred compensation subject to Section 409A and the applicable requirements are not satisfied, the recipient could be subject to tax on the award and all other deferred compensation of the same type, and an additional 20% tax and interest at the underpayment rate plus 1%, at the time the legally binding right to the payment or award arises or, if later, when that right ceases to be subject to a substantial risk of forfeiture. We have made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws. Our Committee has not adopted at this time any additional forfeiture provisions for incentive compensation.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 29, 2011 and in our proxy statement for the 2011 annual meeting of shareholders for filing under the Exchange Act.

                    Compensation Committee
                         William E. Bindley (Chair)
                         Kent A. Kleeberger
                         Gerald W. Schoor

Compensation-Related Risk Assessment

In March 2011, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it specifically noted the following factors that reduce the likelihood of excessive risk-taking:

  Our overall compensation levels are competitive with the market.

  There is a balanced mix of cash and equity and annual and longer-term incentive compensation.

  While the performance criteria used under our Executive Incentive Compensation Plan has historically been operating income achieved in a particular fiscal year, the overall compensation of our Executives is not overly-weighted toward this annual measurement period.

  Our Executive Incentive Compensation Plan has payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the plan result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the Executive Incentive Compensation Plan is also capped at percentages ranging from 125% to 60% of the Executives’ annualized base salary to protect against disproportionately large shorter-term incentives.

  The Compensation Committee has the discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

  We currently do not grant stock options to our Executives.

  The performance-based restricted stock awards granted to our Executives vest based on our achievement of certain earnings per diluted share targets, aligning the interests of our Executives with those of our shareholders.

  Some of our non-executive employees are eligible to receive bonus and equity awards. With respect to the non-executive employees’ who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking. For those non-executive employees who are eligible to receive time-based equity awards, the equity awards typically vest over three years.
Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with our long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain. As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers (our "Executives"), based on total compensation earned in fiscal 2010.

						Non-Equity
	Fiscal					Incentive Plan	All Other
	Year			Stock Awards	Option	Compensation	Compensation
Name and Principal Position	(1)	Salary	Bonus (2)	(3)	Awards	(4)	(5)	Total
Mark L. Lemond,	2010	$725,000	$-	$387,000	$-	$725,000	$91,401	$1,928,401
President and Chief Executive Officer	2009	703,500	422,100	-	-	-	58,986	1,184,586
	2008	703,500	-	465,500	-	-	79,082	1,248,082

Timothy T. Baker,	2010	$425,000	$-	$258,000	$-	$318,750	$49,099	$1,050,849
Executive Vice President - Store	2009	425,000	166,250	-	-	-	18,814	610,064
Operations	2008	425,000	-	291,160	-	-	29,590	745,750

W. Kerry Jackson,	2010	$425,000	$30,000	$258,000	$-	$318,750	$51,474	$1,083,224
Executive Vice President - Chief Financial	2009	400,000	191,250	-	-	-	36,489	627,739
Officer and Treasurer	2008	400,000	-	341,160	-	-	47,582	788,742

Clifton E. Sifford,	2010	$440,000	$-	$258,000	$-	$330,000	$42,757	$1,070,757
Executive Vice President - General	2009	425,000	191,250	-	-	-	44,685	660,935
Merchandise Manager	2008	425,000	-	341,160	-	-	56,052	822,212

Kathy A. Yearwood,	2010	$175,000	$20,000	$75,250	$-	$78,750	$15,133	$364,133
Senior Vice President - Controller and
Chief Accounting Officer (6)

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2010, 2009 and 2008 were each 52-week years.

(2)	For fiscal 2010, the amounts for Mr. Jackson and Ms. Yearwood represent discretionary cash bonuses awarded and paid in fiscal 2010 for their work on a special project.

For fiscal 2009, the amounts represent discretionary cash bonuses earned during fiscal 2009 and paid in fiscal 2010. As a result of our significant improvement in financial performance during fiscal 2009 as compared to fiscal 2008 and to recognize the individual contributions of each Executive, the Committee approved a discretionary bonus for Mr. Lemond at approximately 60% of his 2009 base salary, for Mr. Baker at approximately 39% of his 2009 base salary, for Mr. Jackson at approximately 48% of his 2009 base salary and for Mr. Sifford at approximately 45% of his 2009 base salary. The discretionary bonus percentages were based on the target percentages of annual salary as defined under the Executive Incentive Compensation Plan. Adjustments were made to the target percentages by individual to reflect the Executive’s level of performance and job responsibility.

(3)	Amounts reflect the aggregate grant date fair value of service-based and performance-based restricted stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). The grant date fair value of any performance-based award was computed based on the target level of performance being achieved, which was the level of performance that was deemed probable on the grant date. No stock awards were granted in fiscal 2009.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 29, 2011.

(4)	Operating Income for fiscal 2010 exceeded that achieved by the Company in fiscal 2009 by 69%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Lemond to receive the Maximum bonus of 100% of his base salary, Messrs. Baker, Jackson and Sifford to receive the Maximum bonus of 75% of each of their respective base salaries and Ms. Yearwood to receive the Maximum bonus of 45% of her base salary. See "Compensation Discussion and Analysis – Fiscal 2010 Compensation Decisions – Annual Cash Incentives" for further discussion.

Our Executive incentive Compensation Plan was suspended for fiscal 2009. Operating income for fiscal 2008 did not exceed that which we achieved in the prior fiscal year. Therefore, no non-equity incentive plan compensation was earned in fiscal 2008 under our Executive Incentive Compensation Plan.

(5)	We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. In fiscal 2010, no Executive received an individual perquisite in excess of $25,000. Perquisites and personal benefits received by the Executives in fiscal 2010 included:

  Reimbursements under our Executive medical plan;
  The cost of the Executive’s leased automobile or an automobile allowance, except for Ms. Yearwood; and
  For Mr. Lemond, limited personal utilization of Company-provided aircraft, which is valued based on incremental cost of utilization.

The amounts in this column for fiscal 2010 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive’s purchases under the Employee Stock Purchase Plan ("ESPP") and premiums on the Executive’s life and long-term disability insurance. These amounts are detailed in the following table.

					Long-term
		Deferred			Disability
		Compensation	Discount under	Life Insurance	Insurance
	401(k) Match	Plan Match	the ESPP	Premiums	Premiums
Mark L. Lemond	$4,933	$28,983	$882	$594	$1,000
Timothy T. Baker	$5,089	$24,178	$882	$594	$1,000
W. Kerry Jackson	$6,631	$27,109	$-	$594	$1,000
Clifton E. Sifford	$5,089	$17,588	$882	$594	$1,000
Kathy A. Yearwood	$4,021	$8,028	$882	$288	$430

(6)	In March 2010, our Board designated Ms. Yearwood as an executive officer and as our principal accounting officer. Ms. Yearwood was promoted to Senior Vice President – Controller in March 2011 and has served as our Chief Accounting Officer since June 2010. From March 2005 through February 2011, Ms. Yearwood served as Vice President - Controller and prior to that served as corporate Controller since joining us in December 2002.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

		Estimated Possible Payouts Under			Estimated Future Payouts Under Equity			Grant Date Fair
		Non-Equity Incentive Plan Awards (1)			Incentive Plan Awards (2)			Value of Stock
								and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)
Mark L. Lemond	3/16/10				-	18,000	-	$387,000
	3/16/10	$-	$435,000	$725,000
Timothy T. Baker	3/16/10				-	12,000	-	$258,000
	3/16/10	$-	$191,250	$318,750
W. Kerry Jackson	3/16/10				-	12,000	-	$258,000
	3/16/10	$-	$191,250	$318,750
Clifton E. Sifford	3/16/10				-	12,000	-	$258,000
	3/16/10	$-	$198,000	$330,000
Kathy A. Yearwood	3/16/10				-	3,500	-	$75,250
	3/16/10	$-	$52,500	$78,750

(1)	Represents the amount each Executive could have earned based upon the achievement of various target levels of Operating Income under the Executive Incentive Compensation Plan. The material terms of the Executives' bonus awards under the Executive Incentive Compensation Plan are described in "Compensation Discussion and Analysis—Fiscal 2010 Compensation Decisions—Annual Cash Incentives" on page 15. For fiscal 2010, each Executive earned their Maximum bonus under the Executive Incentive Compensation Plan

(2)	Represents shares of performance-based restricted stock granted to the Executives on March 16, 2010 under the 2000 Stock Option Plan. The material terms of these restricted stock grants are described in "Compensation Discussion and Analysis—Fiscal 2010 Compensation Decisions—Long-Term Equity Based Incentives" on page 16.

(3)	The grant date fair value assigned to the shares issued on March 16, 2010 was calculated using the closing market price of our common stock, which was $21.50.

Equity Based Compensation – Narrative Discussion

Our Board and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at our 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserved 1,500,000 shares of our common stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On January 14, 2003, the 1993 Stock Option Plan expired. Previously issued stock options can be exercised for up to 10 years from their date of grant.

Our Board and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, but on June 11, 2004, the 2000 Stock Option Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On June 14, 2005, the 2000 Stock Option Plan was amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants. On June 12, 2008, the 2000 Stock Option Plan was further amended to increase the number of shares of our common stock reserved for issuance from 1,500,000 to 2,000,000 and extended the term of the plan until the later of ten years from the date of adoption of the plan by our shareholders or the approval of any amendment of the plan by our shareholders. On October 8, 2008, the Board adopted and approved an amendment to the 2000 Stock Option Plan to modify the change in control provisions and to provide that upon a change in control, any shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, will become fully vested in the participants. On December 9, 2010, the 2000 Stock Option Plan was further amended by the Board to modify the definition of a change in control.

The Compensation Committee administers and grants incentive awards under the 2000 Stock Option Plan. The 2000 Stock Option Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the most recent fiscal year ended January 29, 2011.

		Option Awards			Stock Awards
							Equity Incentive
							Plan Awards:	Equity Incentive
		Number of					Number of	Plan Awards:
		Securities			Number of		Unearned	Market or Payout
		Underlying			Shares or Units	Market Value of	Shares, Units or	Value of Unearned
		Unexercised		Option	of Stock That	Shares or Units of	Other Rights	Shares, Units or
	Grant	Options -	Option	Expiration	Have Not	Stock That Have Not	That Have Not	Other Rights That
Name	Date	Exercisable	Exercise Price	Date	Vested (1)	Vested (2)	Vested (3)	Have Not Vested (2)
Mark L. Lemond
	3/13/2006						5,000	$123,000
	3/13/2007						20,000	$492,000
	3/18/2008						10,667	$262,408
	12/11/2008				8,334	$205,016
	3/16/2010						18,000	$442,800
	4/4/2002	75,000	$17.12	4/3/2012
	3/12/2003	75,000	$12.67	3/11/2013
Timothy T. Baker
	3/13/2006						2,667	$65,608
	3/13/2007						12,000	$295,200
	3/18/2008						5,334	$131,216
	12/11/2008				6,000	$147,600
	3/16/2010						12,000	$295,200
	4/4/2002	20,000	$17.12	4/3/2012
	3/12/2003	8,333	$12.67	3/11/2013
W. Kerry Jackson
	3/13/2006						2,667	$65,608
	3/13/2007						12,000	$295,200
	3/18/2008						8,000	$196,800
	12/11/2008				6,000	$147,600
	3/16/2010						12,000	$295,200
	4/4/2002	15,000	$17.12	4/3/2012
	3/12/2003	15,000	$12.67	3/11/2013
	8/25/2004	10,000	$12.14	8/24/2014
Clifton E. Sifford
	3/13/2006						2,667	$65,608
	3/13/2007						12,000	$295,200
	3/18/2008						8,000	$196,800
	12/11/2008				6,000	$147,600
	3/16/2010						12,000	$295,200
	4/4/2002	20,000	$17.12	4/3/2012
	3/12/2003	20,000	$12.67	3/11/2013
Kathy A. Yearwood
	3/13/2006						667	$16,408
	3/13/2007						2,000	$49,200
	3/18/2008						3,334	$82,016
	12/11/2008				2,500	$61,500
	3/16/2010						3,500	$86,100
	12/30/2002	2,500	$13.87	12/29/2012

(1)	On December 11, 2008, 194,000 shares of service-based restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 86,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of the shares vested on January 1, 2010 and an additional one-third of the shares vested on January 1, 2011. To date, shares vested include: 16,666 of the 25,000 shares held by Mr. Lemond; 12,000 of the 18,000 shares held individually by Messrs. Baker, Jackson and Sifford; and 5,000 of the 7,500 held by Ms. Yearwood. The final one-third will vest on January 1, 2012.

(2)	The value of the shares that have not vested was computed utilizing $24.60, the closing price of our common stock on Friday, January 28, 2011.

(3)
  On March 13, 2006, 55,250 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 20,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2006 resulted in the vesting of one-third of the shares on March 31, 2007 and annual earnings per share achieved for fiscal 2010 resulted in the vesting of an additional one-third of the shares on March 31, 2011.

The March 31, 2011 vesting included 2,500 of the 5,000 shares held by Mr. Lemond; 1,333 of the 2,667 shares held individually by Messrs. Baker, Jackson and Sifford; and 333 of the 667 shares held by Ms. Yearwood. The remaining annual earnings per share target for the third tier was not achieved during fiscal 2010. Any restricted shares that are unvested after six years will be forfeited and returned to us.

  On March 13, 2007, 98,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 58,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2010 resulted in the vesting of two-thirds of the shares on March 31, 2011.

The March 31, 2011 vesting included 13,333 of the 20,000 shares held by Mr. Lemond; 8,000 of the 12,000 shares held individually by Messrs. Baker, Jackson and Sifford; and 1,333 of the 2,000 shares held by Ms. Yearwood. The remaining annual earnings per share target for the third tier was not achieved during fiscal 2010. Any restricted shares that are unvested after six years will be forfeited and returned to us.

  On March 18, 2008, 120,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 53,000 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2009 resulted in the vesting of one-third of the shares on March 31, 2010 and annual earnings per share achieved for fiscal 2010 resulted in the vesting of the remaining two-thirds of the shares on March 31, 2011.

  On March 16, 2010, 122,000 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 57,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2010 resulted in the vesting of the full award on March 31, 2011.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended January 29, 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise	Vesting	on Vesting (1)
Mark L. Lemond	-	$-	13,666	$348,077

Timothy T. Baker	-	$-	8,666	$223,531

W. Kerry Jackson	-	$-	10,000	$254,320

Clifton E. Sifford	-	$-	10,000	$254,320

Kathy A. Yearwood	-	$-	4,166	$105,951

(1)	Amounts are calculated by multiplying the number of shares vesting by the closing price of our common stock on the trading date closest to the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 1993 Stock Option Plan, 2000 Stock Option Plan, Outside Directors Stock Option Plan and the Employee Stock Purchase Plan. All information is as of January 29, 2011.

			Number of Securities
	Number of Securities		Remaining Available
	To be Issued Upon	Weighted Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants and	Outstanding Options,	Reflected in the
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by security
holders (1)	333,718	$14.70	519,670 (2)
Equity compensation plans not approved by
security holders (3)	9,000	$14.15	11,000

Total	342,718	$14.69	530,670

(1)	Includes the 1993 Stock Option Plan, 2000 Stock Option Plan and the Employee Stock Purchase Plan.

(2)	Includes 413,269 shares available for future issuance as stock options or restricted stock under the 2000 Stock Option Plan and 106,401 shares available for future issuance under the Employee Stock Purchase Plan. No additional grants will be made from the 1993 Stock Option Plan.

(3)	Represents our Outside Directors Stock Option Plan, which has been approved by our Board but was not required to be approved by our shareholders. The plan called for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of our common stock at the market value on the date of the grant. The options vest six months from the date of grant and expire ten years from the date of grant. No grants have been made since fiscal 2004 under this plan, and it is currently the intention of the Board not to grant stock options under this plan in the future.

Nonqualified Deferred Compensation

The following table sets forth for each Executive information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2010 along with the ending account balance at January 29, 2011.

	Executive	Registrant		Aggregate
	Contributions in Last	Contributions in Last	Aggregate Earnings in	Withdrawals and	Aggregate Balance at
	Fiscal Year (1)	Fiscal Year (2)	Last Fiscal Year (3)	Distributions	Last Fiscal Year End
Mark L. Lemond	$100,000	$28,983	$87,405	$54,858	$762,047
Timothy T. Baker	$100,024	$24,178	$79,380	$-	$555,954
W. Kerry Jackson	$52,717	$27,109	$7,187	$-	$367,527
Clifton E. Sifford	$50,000	$17,588	$54,056	$-	$600,771
Kathy A. Yearwood	$43,490	$8,028	$56,490	$-	$301,869

(1)	The amounts are included in the Salary column in the Summary Compensation Table for fiscal 2010.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table for fiscal 2010.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 8 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

In fiscal 2000, we established a nonqualified deferred compensation plan for certain highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:
  Participants elect on a calendar year basis to defer, on a pre-tax basis, portions of their current base salary and bonus until retirement, or earlier if so elected, up to a maximum of $100,000 per calendar year.

  The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

  While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

  Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

  Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

  The plan is currently unfunded.
Termination and Change-in-Control Arrangements

Mark L. Lemond

On December 11, 2008, we entered into an Amended and Restated Employment and Noncompetition Agreement (the "Agreement") with Mark L. Lemond. The Agreement amended and restated a similar agreement entered into with Mr. Lemond as of December 31, 2006. The term of the Agreement is through January 31, 2012. The term of the Agreement will be automatically extended one year on each February 1st beginning February 1, 2009, unless either party gives written notification not more than 90 and not less than 30 days prior to February 1, in which case the Agreement will terminate three years after such February 1st (such term, including any extension is referred to as the "Term"). No such notification was given by either party prior to February 1, 2011.

The Agreement provides for an annual base salary equivalent to Mr. Lemond’s salary for fiscal 2008, subject to increase by the Compensation Committee. Mr. Lemond is entitled to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Mr. Lemond is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, employment will terminate upon Mr. Lemond's death, and may be terminated by us upon Mr. Lemond's disability, or by us for cause or without cause. Mr. Lemond may terminate employment with good reason, without good reason or by voluntary retirement. Under the Agreement, "cause" is defined as any one or more of the following actions by Mr. Lemond:
  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chairman of the Board or the Board if such failure or refusal continues for a period of 10 days after we deliver to Mr. Lemond a written notice stating the instructions which Mr. Lemond has failed or refused to follow;

  material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct, which as a result of such conduct, our integrity or reputation is substantially compromised.
In addition, "good reason" is defined as (i) a material diminution in Mr. Lemond's base compensation; (ii) a material diminution in Mr. Lemond's authority, duties, or responsibilities; (iii) a material diminution in the budget over which Mr. Lemond retains authority; (iv) a material change in the geographic location at which Mr. Lemond must perform services; or (v) any other action or inaction that constitutes a material breach by us of the Agreement.

The following table sets forth the estimated payout Mr. Lemond would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 29, 2011, the last day of our most recently completed fiscal year.

	Death,	Without Cause or	For Cause or by
	Retirement or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control (1)
Bonus for year of separation (2)	$507,500	$507,500	$-	$507,500
Cash severance (3)	-	3,697,500	-	3,697,500
Medical and dental benefits (4)	-	52,400	-	52,400
Restricted stock, accelerated vesting (5) (6)	-	205,000	-	1,525,200
Gross up on excise tax (7)	-	-	-	1,395,900
Excise tax (7)	-	-	-	917,100
Total	$507,500	$4,462,400	$-	$8,095,600

(1)	The Agreement does not contain a specific change-in-control provision for Mr. Lemond. However, the Agreement does contain an assignment clause which requires any successor company to assume and agree to perform the Agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond’s termination from the Company. This example assumes both a change-in-control of the Company and termination of Mr. Lemond without cause or by him for good reason as of January 29, 2011.

(2)	The bonus for year of separation would be paid in a lump sum within 15 days of termination in an amount equal to 70% of his current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to Mr. Lemond’s base salary for fiscal 2010.

(3)	The cash severance would be paid in a lump sum within 15 days of termination in an amount equal to three times 170% of his current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to Mr. Lemond’s base salary for fiscal 2010.

(4)	Upon a termination without cause or by Mr. Lemond for good reason, Mr. Lemond would qualify for medical and dental benefits for 36 months after the calendar month in which the termination occurs or until Mr. Lemond is re-employed and is covered under that employer’s medical benefit plan. The table assumes three years of estimated benefits.

(5)	Upon termination by us without cause or by Mr. Lemond for good reason, the Agreement states that all shares of restricted stock granted to Mr. Lemond after December 31, 2006 which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code shall contain provisions which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $24.60, the closing price of our common stock on January 28, 2011, by the number of "non-performance based" unvested shares of restricted stock held by Mr. Lemond on January 29, 2011.

(6)	The 2000 Stock Option Plan under which our restricted stock was issued includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In this example, the value was calculated by multiplying $24.60, the closing price of our common stock on January 28, 2011, by the number of unvested shares of restricted stock held by Mr. Lemond on January 29, 2011.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Mr. Lemond would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under the "Change-in-Control" triggering event, Mr. Lemond would have qualified to receive additional compensation from us to cover excise taxes at January 29, 2011. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreement include the following:
  The benefits granted to Mr. Lemond under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, Mr. Lemond’s agreement not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following the termination of his employment.

  Notwithstanding any other provision of the Agreement, upon termination of Mr. Lemond’s employment for any reason, he shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which he is a participant, all in accordance with the terms of such plans. These plans include, without limitation, our 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

  In the event we terminate Mr. Lemond without cause or he terminates with good reason, any outstanding stock options issued to Mr. Lemond will be exercisable during the remainder of the term of the stock option. Stock options held by Mr. Lemond at January 29, 2011 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 25.

Timothy Baker, Kerry Jackson and Clifton Sifford

On December 11, 2008, we entered into Amended and Restated Employment and Noncompetition Agreements (the "Agreements") with Timothy Baker, Kerry Jackson and Clifton Sifford. The Agreements amended and restated similar agreements entered into with these individuals as of December 31, 2006. The terms of the Agreements are through January 31, 2012 (such terms, including any extension are referred to as the "Terms"). The Agreements are subject to early termination as provided in the Agreements. The Agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term. No such notification was given by any party prior to February 1, 2011.

The Agreements provide for an annual base salary equivalent to each such Executive’s salary for fiscal 2008, subject to adjustment by the Compensation Committee. Messrs. Baker, Jackson and Sifford are each entitled to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the Agreements, "cause" is defined as any one or more of the following actions by the respective Executive:
  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom each Executive reports, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

  material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct tending to bring us into public disgrace or disrepute.
In addition, "good reason" is defined as the occurrence, without the Executive's written consent, of a material reduction by us in the Executive's base salary.

The following tables set forth the estimated payout each such Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 29, 2011, the last day of our most recently completed fiscal year.

Timothy Baker
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$233,800	$-	$-
Cash severance (2)	-	637,500	-	1,317,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	26,200	-	26,200
Restricted stock, accelerated vesting (5) (6)	-	147,600	-	934,800
Gross up on excise tax (7)	-	-	-	513,900
Excise tax (7)	-	-	-	337,600
Total	$-	$1,045,100	$-	$3,132,500

Kerry Jackson
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$233,800	$-	$-
Cash severance (2)	-	637,500	-	1,317,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	26,200	-	26,200
Restricted stock, accelerated vesting (5) (6)	-	147,600	-	1,000,400
Gross up on excise tax (7)	-	-	-	561,600
Excise tax (7)	-	-	-	369,000
Total	$-	$1,045,100	$-	$3,277,200

Clifton Sifford
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$242,000	$-	$-
Cash severance (2)	-	660,000	-	1,364,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	26,200	-	26,200
Restricted stock, accelerated vesting (5) (6)	-	147,600	-	1,000,400
Gross up on excise tax (7)	-	-	-	547,060
Excise tax (7)	-	-	-	359,419
Total	$-	$1,075,800	$-	$3,299,579

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of each Executive's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary for fiscal 2010.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. Upon a change-in-control, a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of each Executive’s current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to the Executive's base salary for fiscal 2010.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a change-in-control.

(4)	Upon a termination without cause, by employee for good reason or a change-in-control, each Executive would be paid in a lump sum within 30 days of termination an amount equal to 18 times (i) the COBRA premium rate plus (ii) any additional state and federal taxes such Executive will incur as a result of the lump sum payment.

(5)	Upon termination by us without cause or by the Executive for good reason, the Agreement states that all shares of restricted stock granted to the Executives after December 31, 2006 which are not intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code shall contain provisions which shall provide for immediate vesting of the restricted stock. In this example, the value was calculated by multiplying $24.60, the closing price of our common stock on January 28, 2011, by the number of "non-performance based" unvested shares of restricted stock held by each Executive on January 29, 2011.

(6)	The 2000 Stock Option Plan, under which our restricted stock was issued, includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In this example, the value was calculated by multiplying $24.60, the closing price of our common stock on January 28, 2011, by the number of unvested shares of restricted stock held by each Executive on January 29, 2011.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, each Executive would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, each Executive would have qualified to receive additional compensation from us to cover excise taxes at January 29, 2011. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreements are as follows:
  The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute his knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive’s employment.

  Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

  In the event we terminate any of the three Executives without cause or they terminate for good reason, any stock options issued after December 31, 2006 that would have vested within 12 months of termination would immediately vest. Under the same conditions but within two years of a change-in-control, all stock options issued to each Executive would be exercisable within 90 days of termination. Stock options held by the Executives at January 29, 2011 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 25.
Kathy A. Yearwood

On April 7, 2011, we entered into an Employment and Noncompetition Agreement (the "Agreement") with Kathy A. Yearwood. The term of the Agreement is through January 31, 2013 (such term, including any extension is referred to as the "Term"). The Agreement is subject to early termination as provided in the Agreement. The Agreement shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term.

The Agreement provides for an annual base salary equivalent to Ms. Yearwood's salary for fiscal 2011, subject to adjustment by the Compensation Committee. Ms. Yearwood is entitled to participate in our Executive Incentive Compensation Plan, and in any successor plan adopted by us from time to time and is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, her employment will terminate upon her death, and may be terminated by us upon her disability, for cause or without cause. Ms. Yearwood may terminate her employment voluntarily at any time or with good reason within one year after a change-in-control.

Under the Agreement, "cause" is defined as any one or more of the following actions:
  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in her dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom she reports to, if such failure or refusal continues for a period of 10 days after we deliver to her written notice stating the instructions which she has failed or refused to follow;

  material breach of any of her obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which interferes with the performance of her duties for us or which compromises our integrity or reputation; or

  engaging in any conduct tending to bring us into public disgrace or disrepute.

The following table sets forth the estimated payout Ms. Yearwood would receive from us under each of the specific triggering events and assumes that the Agreement was in effect on January 29, 2011 and that the triggering event took place on January 29, 2011, the last day of our most recently completed fiscal year.

Kathy A. Yearwood
				Qualifying
				Termination
			For Cause or by	Following a
	Death or		Employee	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Without Cause	Voluntarily	Control
Bonus for year of separation (1)	$-	$61,300	$-	$-
Cash severance (2)	-	175,000	-	393,750
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	6,100	-	9,150
Restricted stock, accelerated vesting (5)	-	-	-	295,225
Gross up on excise tax (6)	-	-	-	170,000
Excise tax (6)	-	-	-	109,400
Total	$-	$242,400	$-	$980,025

(1)	The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 35% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2010.

(2)	The cash severance for termination without cause would be paid in a lump sum within 30 days of termination in an amount equal to 100% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. Upon a change-in-control, a lump sum cash severance would be paid within 30 days of termination in an amount equal to 225% of Ms. Yearwood's current base salary for the fiscal year in which the termination occurs. In this table, the annual base salary is equivalent to Ms. Yearwood's base salary for fiscal 2010.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a change-in-control.

(4)	Ms. Yearwood would be paid in a lump sum an amount equal to 12 times the COBRA premium rate upon within 30 days of termination without cause or an amount equal to 18 times the COBRA premium rate upon termination following a change-in-control.

(5)	The 2000 Stock Option Plan, under which our restricted stock was issued, includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock, including restricted stock intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In this example, the value was calculated by multiplying $24.60, the closing price of our common stock on January 28, 2011, by the number of unvested shares of restricted stock held by Ms. Yearwood on January 29, 2011.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Internal Revenue Code, Ms. Yearwood would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, Ms. Yearwood would have qualified to receive additional compensation from us to cover excise taxes at January 29, 2011. The taxes have been computed in accordance with Section 280G of the Internal Revenue Code.

Other factors material to the Agreement are as follows:
  The benefits granted to Ms. Yearwood under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by Ms. Yearwood not to contribute her knowledge and abilities to any business or entity in competition with us for a period of one year following termination of her employment.

  Notwithstanding any other provision of the Agreement, upon termination of employment for any reason, Ms. Yearwood shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

  In the event we terminate Ms. Yearwood without cause, any stock options issued after the date of the Agreement that would have vested within 12 months of termination would immediately vest. In the event of a change-in-control, all stock options issued to Ms. Yearwood would be exercisable within 90 days of termination. Stock options held by Ms. Yearwood at January 29, 2011 are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table on page 25.

Compensation of Non-Employee Directors

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 29, 2011.

	Fees Earned or
Name (1)	Paid in Cash	Stock Awards (2)	Total
William E. Bindley	$33,250	$17,506	$50,756
Kent A. Kleeberger	$35,750	$17,506	$53,256
Gerald W. Schoor	$34,500	$17,506	$52,006

(1)	Information on our non-employee directors can be found in "Proposal No. 1 Election of Directors - Nominee and Director Information" on page 4 as well as in "Information Regarding the Board of Directors and Committees" beginning on page 6.

(2)	Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 29, 2011.

The annual retainer for each non-employee director is $20,000. In addition to the annual retainer, the Chairman of the Audit Committee receives additional annual compensation of $7,500, while the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee each receive $5,000 and the Lead Director receives additional annual compensation of $2,000. Other fees payable include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. Non-employee directors will annually receive restricted shares valued at $17,500 as of the date of grant under the 2000 Stock Option Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made. No director who is our officer or employee receives compensation for services rendered as a director. During 2010, the Board met six times.

On March 4, 1999, the Board approved the Outside Directors Stock Option Plan. The plan reserves for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants have been made under this plan since fiscal 2004 and it is currently the intention of the Board not to grant stock options under this plan in the future. As of January 29, 2011, each non-employee director held shares issuable upon the exercise of presently exercisable options granted under the Outside Directors Stock Option Plan. Mr. Bindley held 4,000 options, Mr. Schoor held 4,000 options and Mr. Kleeberger held 1,000 options under this plan.

The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Option Plan to allow non-employee directors to participate. Each non-employee director was awarded 727 shares of restricted stock under the 2000 Stock Option Plan on June 16, 2010, with a grant date fair value of $17,506 based on the closing market price of our common stock on that day. The restrictions on these shares lapsed on January 2, 2011. At January 29, 2011, no additional shares of restricted stock were held by any of the non-employee directors.

The compensation paid during the fiscal year ended January 29, 2011 to Mark L. Lemond is included in the Summary Compensation Table on page 22.

On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

PROPOSAL NO. 4
RE-APPROVAL OF THE SHOE CARNIVAL, INC.
2006 EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED

On March 13, 2006, our Board of Directors adopted the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan (“Executive Incentive Compensation Plan”), and directed that the Executive Incentive Compensation Plan be submitted to our shareholders for consideration. Our shareholders approved the Executive Incentive Compensation Plan at the annual meeting of shareholders held on June 12, 2006. On March 15, 2011, our Board of Directors re-approved the Executive Incentive Compensation Plan, with certain amendments as described below.

The purpose of the Executive Incentive Compensation Plan is to promote the success of the Company by providing to our participating executives bonus incentives that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Compensation that qualifies as “performance-based” compensation under Section 162(m) is deductible for tax purposes regardless of the total amount of compensation paid to the named executive officer. Other compensation paid to a named executive officer may not be deducted in excess of $1 million per year. Under the requirements of Section 162(m), shareholder approval of a plan lasts for five years. In order for the incentive payments to continue to qualify as “performance-based” compensation under Section 162(m), we must submit the material terms of the Executive Incentive Compensation Plan for shareholder approval at this annual meeting. The following amendments to the Executive Incentive Compensation Plan were approved by our Board of Directors:
  the definition of “Year” was amended in Section 2 of the Executive Incentive Compensation Plan to extend the term of the plan through January 30, 2016; and

  Comparable Store Sales, Average Sales Per Square Foot and Average Sales Per Square Foot for New Stores (each as defined in the Executive Incentive Compensation Plan, as Amended) were added as “Business Criteria.”
The following is a summary of the principal features of the Executive Incentive Compensation Plan and is qualified in its entirety by reference to the complete text of the Executive Incentive Compensation Plan, as Amended, as set forth as Appendix A to this Proxy Statement. Shareholders are urged to read the actual text of the Executive Incentive Compensation Plan as set forth in Appendix A.

Administration

The Executive Incentive Compensation Plan will be administered by the Compensation Committee (the “Committee”), which consists of at least three members of the Board of Directors, each of whom are not eligible to participate in the Executive Incentive Compensation Plan and are “outside directors” within the meaning of Section 162(m). The Committee has the authority to construe and interpret the Executive Incentive Compensation Plan, except as otherwise provided in the Executive Incentive Compensation Plan, and may adopt rules and regulations governing the administration thereof.

Eligibility and Performance Criteria

The Committee in its sole discretion determines our executives (the “Participants”) eligible for bonus awards and, subject to the terms of the Executive Incentive Compensation Plan, the amount of such bonuses. Under the Executive Incentive Compensation Plan, the Committee will establish and administer performance targets for performance periods pursuant to which eligible executives may receive designated bonus compensation. Performance targets may be based on one or more of the following business criteria (each as defined in the Executive Incentive Compensation Plan): Annual Return to Shareholders, Net Income, Net Income before Nonrecurring Items, Net Sales, Operating Income, Return on Assets, Return on Equity, EPS, EBITDA, EBITDA before Nonrecurring Items, Comparable Store Sales, Average Sales Per Square Foot or Average Sales Per Square Foot for New Stores. Each of the foregoing business criteria may also be calculated before bonus expense. The specific performance targets with respect to the business criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m). In addition to the specified performance criteria, the Committee is also authorized to establish other conditions and terms of payment of bonuses as it deems appropriate.

Bonus Amounts and Payments

Concurrently with the selection of performance targets and subject to the provisions of the Executive Incentive Compensation Plan, the Committee shall establish an objective formula or standard for calculating the maximum amount of bonus payable to each Participant. Each Participant may receive a bonus if and only if the performance targets established by the Committee are attained. Notwithstanding the fact that the performance targets established by the Committee have been met, we may pay a bonus of less than the amount determined by the Committee or may pay no bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

No Participant shall receive a bonus under the Executive Incentive Compensation Plan for any fiscal year in excess of $2,000,000 or, if less, 200% of his or her Base Salary (as defined in the Executive Incentive Compensation Plan), and no Participant shall receive aggregate bonuses under the Executive Incentive Compensation Plan in excess of $10 million. In addition, no Participant shall receive any payment under the Executive Incentive Compensation Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Executive Incentive Compensation Plan and that the performance targets and any other material terms previously established by the Committee or set forth in the Executive Incentive Compensation Plan were in fact satisfied.

Any bonuses granted by the Committee under the Executive Incentive Compensation Plan will be paid as soon as practicable following the Committee’s written certification of its determinations. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.

Modification of the Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan may from time to time be amended, suspended or terminated, in whole or in part, by our Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m). In addition, no amendment, suspension or termination of the Executive Incentive Compensation Plan shall in any manner affect any bonus previously awarded pursuant to the Executive Incentive Compensation Plan without the consent of the Participant.

Program Benefits

Because the exact Participants under the Executive Incentive Compensation Plan are to be determined from time to time by the Committee, in its discretion, the precise number, name or positions of persons who will receive bonuses or the amount of such bonuses is not determinable at this time. However, as described above, this Executive Incentive Compensation Plan has been in place for a number of years. The amounts payable pursuant to the Executive Incentive Compensation Plan relating to performance in the fiscal year ended January 29, 2011 for the following individuals and groups were as follows:

Name and Position	Bonus Earned
Mark L. Lemond, President and Chief Executive Officer	$725,000
Timothy T. Baker, Executive Vice President – Store Operations	$318,750
W. Kerry Jackson, Executive Vice President – Chief Financial Officer and Treasurer	$318,750
Clifton E. Sifford, Executive Vice President – General Merchandise Manager	$330,000
Kathy A. Yearwood, Senior Vice President - Controller	$78,750
All Current Executive Officers	$1,771,250
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$1,078,025

In addition, each of the Executives contained in the above table have been selected as Participants for fiscal year 2011 and it is contemplated that at least those executives will be selected as Participants on an annual basis going forward. In addition, 14 other officers have been selected as Participants for fiscal year 2011. The Committee has selected Operating Income before officer bonus expense as the business criteria for fiscal year 2011 bonuses payable in 2012. As Chief Executive Officer, Mr. Lemond's bonus target is 80% of his salary but he can earn up to 125% of his salary if all performance targets are met. Ms. Yearwood's bonus target is 40% of her salary but she can earn up to 60% of her salary if all performance targets are met. The bonus target for each of the other Executives is 60% of their salary but they can earn up to 100% if all performance targets are met. The bonus targets for other Participants range from 25% to 40% of their base salary at target to 35% to 60% of their salary if all performance targets are met.

U.S. Federal Income Tax Considerations

We generally will be entitled to a tax deduction for bonus awards under the Executive Incentive Compensation Plan only to the extent that the executives recognize ordinary income from the bonus award. Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other three other most highly compensated executive officers (other than our Chief Financial Officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The Executive Incentive Compensation Plan has been designed to permit the Committee to grant bonuses, which qualify for deductibility under Section 162(m).

Board Recommendation

Our Board of Directors recommends that our shareholders vote in favor of the re-approval of the Executive Incentive Compensation Plan, as Amended, so as to take advantage of the benefits of Section 162(m) of the Internal Revenue Code. If our shareholders do not approve the program, we may still continue to pay bonuses to Participants under the Executive Incentive Compensation Plan. Such bonuses may not be fully tax-deductible to the extent the total compensation paid to the executive officer exceeds the Section 162(m) limitation. Our Compensation Committee has not adopted a policy that all compensation paid must be tax-deductible and qualified under Section 162(m). If we cannot deduct incentive compensation from our taxes, it will increase the cost of these incentive payouts to us and thus to our shareholders through reduced net income.

The Board of Directors recommends a vote FOR the re-approval of the
2006 Executive Incentive Compensation Plan, as Amended.

PROPOSAL NO. 5
RATIFICATION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm for fiscal 2011 is recommended by the Audit Committee and will be submitted to a vote at the meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee. A representative of Deloitte is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for fiscal 2010 and 2009 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2010	2009
Audit fees (1)	$427,500	$425,100
Audit-related fees (2)	$15,550	$14,390
Tax fees	$-	$-
All other fees (3)	$50,554	$2,140

(1)	Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, and fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	Audit-related fees consist of fees related to employee benefit plan audits.

(3)	All other fees represent expenses related to consultation provided by Deloitte on various items.

Audit Committee Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For fiscal 2010, pre-approved non-audit services included those services described above under "Audit-related fees" and "All other fees." The aggregate amount of all such non-audit services constituted approximately 13.4% of the total amount of fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"), is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees" (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. This discussion involved certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles and included such other matters as are required to be discussed with the Audit Committee under standards established by the PCAOB.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011, as filed with the Securities and Exchange Commission.

     Audit Committee
          Kent A. Kleeberger (Chair)
          William E. Bindley
          Gerald W. Schoor

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s Department Vice President (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

Each of the related person transactions that occurred during fiscal 2010, as described below, were reviewed and approved by the Audit Committee in accordance with these policies.

Current Transactions

Mr. J. Wayne Weaver, along with Bradley W. Weaver, his son, and collectively the owners of approximately 26.8% of the outstanding shares of our common stock, are members of LC Footwear, LLC with Mr. J. Wayne Weaver serving as the managing member. Both gentlemen were shareholders of PL Footwear, Inc., which during December 2007 became a wholly owned subsidiary of LC Footwear, LLC.

We have historically made purchases of women's footwear from LC Footwear, LLC in the ordinary course of business. During fiscal 2010, $50,000 in purchases were made. Our management believes that purchases from LC Footwear, LLC historically have been and will continue to be on terms that are not less favorable to us than could be obtained from unrelated third parties for comparable merchandise.

PL Footwear, Inc., along with others, serves as an import agent for us. Import agents represent us on a commission basis in dealings with shoe factories primarily in mainland China where most of our private label shoes are manufactured. As agents for us, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to us and advise us of market conditions and availability of merchandise. They also help select materials, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of our private label merchandise. We paid PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $638,000 in fiscal 2010. Our management believes that the arrangements with PL Footwear, Inc. were on terms that were no less favorable to us than could be obtained from unrelated third parties.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 15, 2011, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of Shares	Percent of
Name	Beneficially Owned (1)	Class
J. Wayne Weaver and Delores B. Weaver(2)	3,333,230	25.0%

Mark L. Lemond (3)	642,075	4.8%

Clifton E. Sifford (4)	117,940	*

W. Kerry Jackson (5)	113,585	*

Timothy T. Baker (6)	98,387	*

Kathy A. Yearwood (7)	28,680	*

Gerald W. Schoor (8)	12,405	*

William E. Bindley (9)	10,405	*

Kent A. Kleeberger (10)	6,405	*

All current executive officers and directors as a group	4,363,112	32.1%
(9 persons) (11)

FMR LLC	1,408,331	10.7%
82 Devonshire Street
Boston, MA 02109**(12)

Dimensional Fund Advisors LP	1,025,826	7.8%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746**(13)

*	Less than 1%

**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)	Includes shares subject to options that are presently exercisable (i.e., within 60 days after March 15, 2011).

(2)	J. Wayne and Delores B. Weaver are husband and wife. Their address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. and Mrs. Weaver each individually own 1,666,615 shares.

(3)	Includes 150,000 shares issuable upon the exercise of presently exercisable options, 82,001 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 11,500 shares directly owned by Mr. Lemond's spouse.

(4)	Includes 40,000 shares issuable upon the exercise of presently exercisable options and 55,667 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.

(5)	Includes 40,000 shares issuable upon the exercise of presently exercisable options and 54,667 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.

(6)	Includes 28,333 shares issuable upon the exercise of presently exercisable options and 50,001 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.

(7)	Includes 2,500 shares issuable upon the exercise of presently exercisable options and 17,001 shares of restricted stock as to which Ms. Yearwood has voting but not dispositive power.

(8)	Includes 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse and 4,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(9)	Includes 3,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(10)	Includes 1,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan.

(11)	Includes 268,833 shares issuable upon the exercise of presently exercisable options and 259,337 shares of restricted stock as to which the individuals have voting but not dispositive power.

(12)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment advisor), and Edward C. Johnson III (Chairman of the Board of FMR LLC).

(13)	Dimensional Fund Advisors LP is a registered investment advisor and has sole voting power with respect to 994,014 shares and sole dispositive power with respect to 1,025,826 shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2012 annual meeting of common shareholders is January 17, 2012.

In order to be considered at the 2012 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board, c/o Lead Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

Our Annual Report to Shareholders for fiscal 2010 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2010 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715.

APPENDIX A

SHOE CARNIVAL, INC. 2006 EXECUTIVE
INCENTIVE COMPENSATION PLAN, AS AMENDED

Section 1. Purpose of Plan

     The purpose of the Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Section 2. Definitions and Terms

     2.1 Accounting Terms. Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect in the United States of America, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

     2.2 Specific Terms. The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

     “Annual Return To Shareholders” means the Company’s return to shareholders as represented by share price appreciation plus dividends paid on one share of Common Stock during any Year during a Performance Period.

     “Average Sales Per Square Foot” for any Year means the aggregate Net Sales of all stores open during the entire Year, divided by the aggregate square footage of such stores.

     “Average Sales Per Square Foot for New Stores” for any Year means the aggregate Net Sales of all stores opened in the prior Year and remaining open during the entire Year, divided by the aggregate square footage of such stores.

     “Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

     “Bonus” means a cash payment or payment opportunity as the context requires.

     “Business Criteria” means any one or any combination of Annual Return to Shareholders, Net Sales, Net Income, Net Income before Nonrecurring Items, Operating Income, Return on Equity, Return on Assets, EPS, EBITDA, EBITDA before Nonrecurring Items, Comparable Store Sales, Average Sales Per Square Foot or Average Sales Per Square Foot for New Stores, in each case during any Year during a Performance Period. In addition, Business Criteria includes any of the foregoing criteria calculated before any Bonus expense for that Year.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Committee” means the Compensation Committee of the Board of Directors or any successor committee which will administer the Plan in accordance with Section 3 of the Plan and Section 162(m) of the Code.

     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

     “Company” means Shoe Carnival, Inc. and its consolidated subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

     “Comparable Store Sales” for any Year means the Net Sales in that Year of all stores that have been open for 13 full months prior to the beginning of the Year, including those stores that have been relocated or remodeled during the Year, but excluding stores closed during the Year.

     “EBITDA” for any Year means the consolidated net income before interest, income taxes, depreciation and amortization of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

     “EBITDA before Nonrecurring Items” for any Year means EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

     “EPS” for any Year means diluted Net Income per share of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

     “Executive” means a key employee (including any officer) of the Company.

     “Net Income” for any Year means the consolidated net income of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

     “Net Income before Nonrecurring Items” for any Year means the Net Income of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

     “Net Sales” for any Year means the Company’s total net sales as reported in the Company’s audited consolidated financial statements for the Year.

     “Operating Income” for any Year means the operating income of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

     “Participant” means an Executive selected to participate in the Plan by the Committee.

     “Performance Period” means the Year or Years with respect to which the Performance Targets are set by the Committee.

     “Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

     “Plan” means this Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as amended from time to time.

     “Return on Assets” for any Year means Net Income divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year, as reflected in the Company’s audited consolidated financial statements for the Year.

     “Return on Equity” for any Year means the Net Income divided by the average of the shareholders’ equity of the Company at the end of each of the fiscal quarters of the Year, as reflected in the Company audited consolidated financial statements for any Year.

     “Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

     “Year” means any one or more fiscal years of the Company commencing on or after January 28, 2006 that represent(s) the applicable Performance Period and end(s) no later than January 30, 2016.

Section 3. Administration of the Plan

     3.1 The Committee. The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

     3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

     3.3 Requisite Action. A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

     3.4 Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus. Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

Section 4. Bonus Provisions.

     4.1 Provision for Bonus. Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

     4.2 Selection of Performance Target(s). The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

     4.3 Maximum Individual Bonus. Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any Year in excess of $2 million or, if less, 200% of his or her Base Salary for the Year. No Executive shall receive aggregate bonuses under this Plan in excess of $10.0 million.

     4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

     4.5 Effect of Mid-Year Commencement of Service. To the extent compatible with Sections 4.2 and 5.8, if an Executive commences employment with the Company after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant to that Executive a Bonus for that Performance Period that is proportionately adjusted based on the period of actual service during such Performance Period.

     4.6 Accounting Changes. Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

     4.7 Committee Discretion to Determine Bonuses. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. In addition to the establishment of Performance Targets as provided in Section 4.2, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

     4.8 Committee Certification. No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

     4.9 Time of Payment. Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8, but in no event later than two and one half months following the last day of the year. Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements.

Section 5. General Provisions

     5.1 No Right to Bonus or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

     5.2 Discretion of Company, Board of Directors and Committee. Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any personal liability for actions taken or omitted under the Plan by the member or any other person.

     5.3 Absence of Liability. A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be personally liable for any act or inaction hereunder, whether of commission or omission.

     5.4 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

     5.5 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

     5.6 Law to Govern. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

     5.7 Non-Exclusivity. Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.

     5.8 Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

Section 6. Amendments, Suspension or Termination of Plan

     Except as otherwise expressly agreed to in writing by the Committee, the Board of Directors of the Company or the Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Bonus theretofore granted pursuant to the Plan (whether or not the applicable Performance Targets have been attained) without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment may be effective without Board of Directors of the Company and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.

Approved by the Board of Directors as of March 13, 2006.

Approved by the shareholders on June 12, 2006.

Re-Approved, as Amended, by the Board of Directors as of March 15, 2011.

Re-Approved, as Amended, by the shareholders on June ___, 2011.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board
For The Annual Meeting of Common Shareholders to be held on June 16, 2011

The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on Thursday, June 16, 2011, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1, FOR Proposals 2, 4 and 5 and for every THREE YEARS for Proposal 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.	Proposals – The Board recommends a vote FOR the listed nominees, FOR Proposals 2, 4 and 5 and for every THREE YEARS for Proposal 3.

1.	Election of Directors:
		For	Withhold
01 –	J. Wayne Weaver	[ ]	[ ]
02 –	Gerald W. Schoor	[ ]	[ ]

		For	Against	Abstain
2.	Proposal to approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers.	[ ]	[ ]	[ ]

		3 Years	2 Years	1 Year	Abstain
3.	Proposal to consider, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to our named executive officers.	[ ]	[ ]	[ ]	[ ]

		For	Against	Abstain
4.	Proposal to re-approve the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as Amended	[ ]	[ ]	[ ]

		For	Against	Abstain
5.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2011.	[ ]	[ ]	[ ]

B.     Non-Voting Items

Change of Address – Please print new address below.

C.	Authorized Signatures -- This section must be completed for your vote to be counted. – Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.